Exhibit 99.1

GENPACT LIMITED

U.S. EMPLOYEE STOCK PURCHASE PLAN

(As Amended July 17, 2008)

I.                                         PURPOSE OF THE PLAN

                                                                                                This U.S. Employee Stock Purchase Plan is intended to promote the interests of Genpact Limited, a Bermuda limited exempted company, by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll deduction-based employee stock purchase plan designed to qualify under Section 423 of the Code.

                                                                                                Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.                                     ADMINISTRATION OF THE PLAN

                                                                                                The Compensation Committee is hereby appointed by the Board to serve as Plan Administrator and shall in that capacity have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423.  Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.                                 STOCK SUBJECT TO PLAN

                                                                                                A.            The stock purchasable under the Plan shall be authorized but unissued or reacquired Shares, including Shares purchased on the open market.  The number of Shares reserved for issuance in the aggregate over the term of the Plan and the International Plan shall be limited to 4,200,000 Shares.

                                                                                                B.            In the event of any recapitalization, stock split, reverse stock split, split-up or spin-off, reorganization, amalgamation, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event that affects the Shares or as otherwise permitted under Bermuda law, the Plan Administrator shall adjust (i) the maximum number and class of securities issuable in the aggregate under the Plan and the International Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iii) the maximum number and class of securities purchasable in total by all Participants in the aggregate under the Plan and the International Plan on any one Purchase Date and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.                                OFFERING PERIODS

                                                                                                A.            Shares shall be offered for purchase under the Plan through a series of offering periods until such time as (i) the maximum number of Shares available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

                                                                                                B.            Each offering period shall be of such duration (not to exceed twenty-four (24) months) as determined by the Plan Administrator prior to the start date of such offering period.  Until such time as the Plan Administrator specifies otherwise, offering periods shall commence on the first business day in March and September each year and shall end on the last business day in the subsequent August and February each year respectively.  The initial offering period shall commence on the Effective Date and shall terminate on the last business day in February 2009.

                                                                                                C.            Each offering period shall consist of a series of one or more successive Purchase Intervals.  Until such time as the Plan Administrator specifies otherwise, each offering period shall comprise of one Purchase Interval.

V.                                    ELIGIBILITY

                                                                                                A.            Each individual who is an Eligible Employee on the start date of any offering period under the Plan may enter that offering period on such start date or on the start date of any subsequent Purchase Interval within that offering period, provided he or she remains an Eligible Employee.  Each individual who first becomes an Eligible Employee after the start date of an offering period may enter that offering period on the start date of any subsequent Purchase Interval within that offering period on which he or she is an Eligible Employee.

                                                                                                B.            Each Affiliate listed in attached Schedule A shall be a participating Company in this Plan, effective as of the Effective Date.  Each corporation that becomes an Affiliate at any time thereafter shall automatically become a participating Company in the Plan effective as of the start date of the offering period coincident with or next following the date on which it becomes such an Affiliate.

                                                                                                C.            The date an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period.

                                                                                                D.            An Eligible Employee must, in order to participate in the Plan for a particular offering period, complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) on or before his or her scheduled Entry Date.  The enrollment forms filed by a Participant for a particular offering period shall continue in effect for each subsequent offering period unless the Participant files new enrollment forms on or before the start date of any subsequent offering period or withdraws from the Plan.

VI.                                PAYROLL DEDUCTIONS

                                                                                                A.                                   The payroll deduction authorized by the Participant for purposes of acquiring Shares during an offering period may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each Purchase Interval within that offering period, up to a maximum of fifteen percent (15%) or such lesser percentage as may be specified by the Plan Administrator prior to the start date of such offering period.  The deduction rate so authorized shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:

(i)            The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator.

(ii)           The Participant may, prior to the commencement of any new Purchase Interval within the offering period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator.  The new rate (which may not exceed the maximum payroll deduction percentage in effect for that offering period) shall become effective on the start date of the first Purchase Interval following the filing of such form.

                                                                                                B.            Payroll deductions shall begin on the first pay day administratively feasible following the Participant’s Entry Date and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period.  The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account.  The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.  Payroll deductions collected in a currency other than U.S. Dollars shall be converted into U.S. Dollars on the last day of the Purchase Interval in which collected, with such conversion to be based on the exchange rate determined by the Plan Administrator it its sole discretion.

                                                                                                C.            Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

                                                                                                D.            Subject to Section VIII, the Participant’s acquisition of Shares under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Shares on any subsequent Purchase Date, whether within the same or a different offering period.

VII.                            PURCHASE RIGHTS

                                                                                                A.            Grant of Purchase Rights.  A Participant shall be granted a separate purchase right for each offering period in which he or she is enrolled.  The purchase right shall be granted on the Participant’s Entry Date and shall provide the Participant with the right to purchase Shares, in a series of successive installments during that offering period, upon the terms set forth below.  The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Affiliate.

B.            Exercise of the Purchase Right.  Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and Shares shall accordingly be purchased on behalf of each Participant on each such Purchase Date.  The purchase shall be effected by applying the Participant’s payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole Shares at the purchase price in effect for the Participant for that Purchase Date.

C.            Purchase Price.  The purchase price per share at which Shares will be purchased on the Participant’s behalf on each Purchase Date within the particular offering period in which he or she is enrolled shall be determined by the Plan Administrator at the start of each offering period and shall not be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per Share on the Participant’s Entry Date or (ii) the Fair Market Value per Share on that Purchase Date.  Until such time as otherwise determined by the Plan Administrator, the purchase price per share at which Shares will be purchased on each Purchase Date shall be ninety-five percent (95%) of the Fair Market Value per Share on that Purchase Date.

D.            Number of Purchasable Shares.  The number of Shares purchasable by a Participant on each Purchase Date during the particular offering period in which he or she is enrolled shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date.  However, the maximum number of Shares purchasable per Participant on any one Purchase Date shall not exceed 1,000 shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitation to be in effect for the number of shares purchasable per Participant on each Purchase Date which occurs during that offering period and to establish the maximum number of Shares purchasable in total by all Participants enrolled in that particular offering period on each such Purchase Date.

E.             Excess Payroll Deductions.  Any payroll deductions not applied to the purchase of Shares on any Purchase Date because they are not sufficient to purchase a whole Share shall be held for the purchase of shares on the next Purchase Date.  However, any payroll deductions not applied to the purchase of Shares by reason of the limitation on the maximum number of Shares purchasable per Participant or in total by all Participants on the Purchase Date shall be promptly refunded.

F.                                      Suspension of Payroll Deductions.  In the event that a Participant is, by reason of the accrual limitations in Article VIII, precluded from purchasing additional Shares on one or more Purchase Dates during the offering period in which he or she is enrolled, then no further payroll deductions shall be collected from such Participant with respect to those Purchase Dates.  The suspension of such deductions shall not terminate the Participant’s purchase right for the offering period in which he or she is enrolled, and payroll deductions shall automatically resume on behalf of such Participant once he or she is again able to purchase shares during that offering period in compliance with the accrual limitations of Article VIII.

G.                                     Withdrawal from Offering Period.  The following provisions shall govern the Participant’s withdrawal from an offering period:

                                                                                                (i)            A Participant may withdraw from the offering period in which he or she is enrolled at any time prior to the next scheduled Purchase Date by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to that offering period.  Any payroll deductions collected during the Purchase Interval in which such withdrawal occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date.  If no such election is made at the time of such withdrawal, then the payroll deductions collected from the Participant during the Purchase Interval in which such withdrawal occurs shall be refunded as soon as possible.

                                                                                                (ii)           The Participant’s withdrawal from a particular offering period shall be irrevocable, and the Participant may not subsequently rejoin that offering period at a later date.  In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into that Purchase Interval.

H.            Termination of Purchase Right.  The following provisions shall govern the termination of outstanding purchase rights:

                                                                                                (i)            Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded.

                                                                                                (ii)           However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date.  In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave.  Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant’s right to reemployment with the Company is guaranteed by statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return.  An individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period will be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into the offering period.

I.              Change of Control.  Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change of Control, by applying the payroll deductions of each Participant for the Purchase Interval in which such Change of Control occurs to the purchase of whole Shares at a purchase price per share not less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per Share on the Participant’s Entry Date into the offering period in which such individual is enrolled at the time of such Change of Control or (ii) the Fair Market Value per Share immediately prior to the effective date of such Change of Control.  The actual percentage purchase price shall be equal to the percentage price in effect under Article VII.C for the offering period in which the Participant is enrolled at the time of such Change of Control.  However, any applicable limitation on the number of Shares purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of Shares purchasable in total by all Participants on any one Purchase Date.

The Company shall use its best efforts to provide at least ten (10) days’ prior written notice of the occurrence of any Change of Control to all Participants, and the Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change of Control.

J.             Proration of Purchase Rights.  Should the total number of Shares to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance in the aggregate under the Plan and the International Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Shares pro-rated to such individual, shall be refunded.

K.            ESPP Brokerage Account.  The Plan Administrator may require that the Shares purchased on behalf of each Participant shall be deposited directly into a brokerage account which the Company shall establish for the Participant at a Company-designated brokerage firm.  The account will be known as the ESPP Brokerage Account.  The following policies and procedures shall be in place for any shares deposited into the Participant’s ESPP Broker Account until those shares have been held for the requisite period necessary to avoid a disqualifying disposition under the federal tax laws.  Accordingly, the shares must be held in the ESPP Brokerage Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the start date of the offering period in which the shares were purchased and (ii) the end of the one (1)-year measured from the actual purchase date of those shares.

                                                                                                The deposited shares shall not be transferable (either electronically or in certificate form) from the ESPP Brokerage Account until the required holding period for those shares is satisfied.  Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms.  Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

                                                                                                The foregoing procedures shall not in any way limit when the Participant may sell his or her shares.  Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Brokerage Account.  In addition, the Participant may request a stock certificate or share transfer from his or her ESPP Brokerage Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account.  However, Shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period.

                                                                                                To the extent the Plan Administrator requires that Shares be deposited in the ESPP Brokerage Account, the foregoing procedures shall apply to all Shares purchased by the Participant under the Plan, whether or not the Participant continues in employee status.

                                                                                                L.             Assignability.  The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

                                                                                                M.           Shareholder Rights.  A Participant shall have no shareholder rights with respect to the Shares subject to his or her outstanding purchase right until the Shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased Shares.

VIII.                        ACCRUAL LIMITATIONS

                                                                                                A.            No Participant shall be entitled to accrue rights to acquire Shares pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Shares accrued under any other purchase right granted under the Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000.00) worth of stock of the Company or any Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.            For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

                                                                                                (i)            The right to acquire Shares under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period in which such right remains outstanding.

                                                                                                (ii)           No right to acquire Shares under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire shares under one or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000.00) worth of Shares (determined on the basis of the Fair Market Value per Share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

                                                                                                C.            If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions that the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

                                                                                                D.            In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.                                EFFECTIVE DATE AND TERM OF THE PLAN

                                                                                                A.            The Plan was adopted by the Board on February 6, 2008, and shall become effective on the Effective Date provided (i) the Plan shall have been approved by the shareholders of the Company at the 2008 Annual Meeting and (ii) the Company shall have complied with all applicable requirements of the 1933 Act (including the registration of the Shares issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange on which the Shares are listed for trading and all other applicable requirements established by law or regulation.

                                                                                                B.            Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in August 2018, (ii) the date on which all Shares available for issuance in the aggregate under the Plan and the International Plan shall have been sold pursuant to purchase rights exercised under the Plan and the International Plan or (iii) the date on which all purchase rights are exercised in connection with a Change of Control.  No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X.                                    AMENDMENT OF THE PLAN

                                                                                                A.            The Board may alter, amend, suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval.  However, the Plan may be amended or terminated immediately upon Board action, if and to the extent necessary to assure that the Company will not recognize, for financial reporting purposes, any compensation expense in connection with the Shares offered for purchase under the Plan, should the financial accounting rules applicable to the Plan on the Effective Date be subsequently revised so as to require the Company to recognize compensation expense in the absence of such amendment or termination.

                                                                                                B.            In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Company’s shareholders: (i) increase the number of Shares issuable in the aggregate under the Plan and the International Plan , except for permissible adjustments in the event of certain changes in the Company’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the Shares purchasable under the Plan or (iii) modify the eligibility requirements for participation in the Plan.

XI.                                GENERAL PROVISIONS

                                                                                                A.            All costs and expenses incurred in the administration of the Plan shall be paid by the Company; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

                                                                                                B.            Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

                                                                                                C.            The provisions of the Plan shall be governed by the laws of the State of New York without resort to that State’s conflict-of-laws rules.

Schedule A

Corporations Participating in

U.S. Employee Stock Purchase Plan

As of the Effective Date

EDM Servicios Administrativos S. de R.L. de C.V.

EDM de Mexico, S. de R.L. de C.V.

EDM, S. de R.L. de C.V.

Creditek LLC

Genpact International, Inc.

Genpact Process Solutions, LLC

Genpact U.S. Holdings, Inc.

Genpact Mobility Services, Inc.

Genpact Mortgage Services, Inc.

APPENDIX

                                                                                                The following definitions shall be in effect under the Plan:

                                                                                                A.            Affiliate shall mean any parent or subsidiary corporation of the Company (as determined in accordance with Code Section 424), whether now existing or subsequently established.

                                                                                                B.            Base Salary shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan before deduction of any income or employment tax withholdings or contributions made by Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Affiliate.

                                                                                                C.            Board shall mean the Company’s Board of Directors.

                                                                                                D.            Change of Control shall mean the occurrence of any of the following events:

                                                                                                (i)            the consummation of (A) an amalgamation, consolidation, statutory share exchange, reorganization, recapitalization, tender offer or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable in connection with such transaction (each of the transactions referred to in this clause (A), being hereinafter referred to as a “Reorganization”) or (B) a sale or other disposition of all or substantially all the assets of the Company (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto))  of the Company’s common shares or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (such securities, the “Company Voting Securities”) beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of such Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company or a Subsidiary), (2) no person  (as such term is defined in Section 13(d) of the Exchange Act but excluding (X) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity and (Y) any Specified Shareholder) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were members of such board or other governing body during the 24 consecutive month period preceding the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, the time at which approval of the Board was obtained for such Reorganization or Sale;

                                                                                                (ii)           the shareholders of the Company approve a voluntary plan of liquidation, winding up or dissolution of the Company, unless such liquidation, winding up  or dissolution is part of a transaction or series of transactions described in paragraph (i) above that does not otherwise constitute a Change of Control;  or

                                                                                                (iii)          any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than any Specified Shareholder becomes the beneficial owner, directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company Voting Securities that is equal to or greater than 25%; provided, however, that for purposes of this subparagraph (iv) (and not for purposes of subparagraphs (i) through (iii) above), the following acquisitions shall not constitute a Change in Control:  (A) any acquisition by the Company or any Subsidiary, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities, (D) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of subparagraph (ii) above or (E) any acquisition directly from the Company.

                                                                                                E.             Code shall mean the Internal Revenue Code of 1986, as amended.

                                                                                                F.             Company shall mean Genpact Limited, a Bermuda limited exempted company, and any corporate successor to all or substantially all of the assets or voting stock of Genpact Limited that shall by appropriate action adopt the Plan.

                                                                                                G.            Compensation Committee shall mean the Compensation Committee of the Board.

                                                                                                H.            Effective Date shall mean October 1, 2008 or, if later, the first business day of the month on which the Plan can be implemented in compliance with applicable securities laws.

                                                                                                I.              Eligible Employee shall mean any person who is employed by a Participating Company on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401 (a).

                                                                                                J.             Entry Date shall mean the date an Eligible Employee first commences participating in the offering period in effect under the Plan.  The earliest Entry Date under the Plan shall be the Effective Date.

                                                                                                K.            Exchange Act shall mean the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

                                                                                                L.             Fair Market Value per Share on any relevant date shall mean (i) the closing per share sales price of the Shares (A) as reported by the NYSE for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Plan Administrator.

                                                                                                M.           International Plan shall mean the Company’s International Employee Stock Purchase Plan.

                                                                                                N.            1933 Act shall mean the Securities Act of 1933, as amended.

                                                                                                O.            Participant shall mean any Eligible Employee of a Participating Company who is actively participating in the Plan.

                                                                                                P.             Participating Company shall mean the Company and such Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees.  The Participating Companies in the Plan are listed in attached Schedule A.

                                                                                                Q.            Plan shall mean the Company’s U.S. Employee Stock Purchase Plan, as set forth in this document.

                                                                                                R.            Plan Administrator shall mean the Compensation Committee acting in its administrative capacity under the Plan.

                                                                                                S.             Purchase Date shall mean the last business day of each Purchase Interval.

                                                                                                T.            Purchase Interval shall mean each successive six (6)-month period within a particular offering period at the end of which there shall be purchased Shares on behalf of each Participant.

                                                                                                U.            Shares shall mean the common shares of the Company, $0.01 par value per share.

                                                                                                V.            Specified Shareholder shall mean each of General Atlantic Partners (Bermuda) L.P., Oak Hill Capital Partners (Bermuda) L.P., GE Capital International (Mauritius), any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under the common control of any one or more of the foregoing and any successor entity to any one or more of the foregoing.

                                                                                                W.           Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

                                                                                                X.            Subsidiary shall mean a body corporate which is a subsidiary of the Company (within the meaning of Section 86 of the Companies Act 1981 (Bermuda), as amended).